Exhibit 99.1

ALTIGEN COMMUNICATIONS ADOPTS STOCKHOLDER RIGHTS PLAN

Fremont, CA – April 23, 2009 - AltiGen Communications, Inc. (NASDAQ: ATGN), a leading provider of 100 percent Microsoft-based VoIP business phone systems and Unified Communications solutions, announced today that its board of directors has adopted a stockholder rights plan.  Under the plan, AltiGen will issue a dividend of one (1) right for each share of its common stock held by stockholders of record as of the close of business on May 7, 2009.

The stockholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of AltiGen’s stockholders.  The plan was not adopted in response to any efforts to acquire the company, and AltiGen is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company’s preferred stock for $4.00.  However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events.  If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, fifteen percent (15%) or more of AltiGen’s common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by AltiGen for $0.001 per right, the rights will become exercisable by all rights holders, except the acquiring person or group, for shares of AltiGen or shares of the third party acquirer having a value of twice the right’s then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About AltiGen Communications
AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of 100% Microsoft-based VoIP business phone systems and Unified Communications solutions. Having more than 10,000 customers around the world, AltiGen solutions are designed for high reliability, ease of use, seamless integration to Microsoft infrastructure technologies, and are built on a scalable, open standards platform. AltiGen’s worldwide headquarters is in Silicon Valley, California, with international operations based in Shanghai, China. Local sales, service and support are provided by AltiGen’s worldwide network of over 300 certified partners. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Contact:
Phil McDermott	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
AltiGen Communications	MKR Group, Inc.
(510) 252-9712	(323) 468-2300
pmcdermott@altigen.com	atgn@mkr-group.com